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                                                                  EXHIBIT 9

                              ASSIGNMENT AGREEMENT


     THIS ASSIGNMENT AGREEMENT (this "Assignment Agreement") is made and entered into as of the 13th day of August, 1998, by and between Samstock, L.L.C. ("Assignor") and EGI-Davel Investors, L.L.C. ("Assignee").

                                    RECITALS

      A. Assignor is the owner of (i) 1,623,900 shares of common stock ("Davel Stock") of Davel Communications Group, Inc. ("Davel"), and (ii) warrants to purchase an additional 350,000 shares of Davel Stock at $32.00 per share (the "Warrants").

      B. Assignor desires to assign and Assignee desires to receive all of Assignor's right, title and interest in and to (i) 293,304 shares of the Davel Stock (the "Assigned Shares"), (ii) 63,216 of the Warrants (the "Assigned Warrants"), and (iii) the registration rights, if any, applicable to such Assigned Shares and shares of Davel Stock issuable upon exercise of the Assigned Warrants pursuant to that certain Investment Agreement dated as of May 14, 1998 (the "Investment Agreement"), by and among Davel, Assignor and David R. Hill ("Hill") (such rights, the "Registration Rights"), each as hereinafter provided.

      THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

      1. Assignment of Shares and Warrants. In accordance with Section 2(b) of that certain Shareholders Agreement, dated as of May 14, 1998 (the "Shareholders Agreement"), by and among Davel, Assignor and Hill and Section 5.9 of the Investment Agreement, Assignor hereby assigns, transfers and sets over unto Assignee all of Assignor's right, title and interest in and to the Assigned Shares, the Assigned Warrants and the Registration Rights.

      2. Effective Date. The assignment herein made is effective as of the date of this Assignment Agreement, and from and after the date hereof any and all amounts, if any, which may become payable in respect of, or securities which may be issued in exchange for or upon conversion of or otherwise in respect of, the Assigned Shares and the Assigned Warrants (including, without limitation any other class or series of equity securities) shall be credited or distributed, as the case may be, to Assignee and not to Assignor.

      3. Assumption by Assignee. Assignee hereby accepts the Assigned Shares and the Assigned Warrants and agrees to be bound by, and acknowledges and agrees that its ownership of and rights with respect to the Assigned Shares, the Assigned Warrants and the Registration Rights shall be subject to, the terms and conditions of the Joinder Agreement attached hereto as Exhibit A.

      4. Future Cooperation. Assignor and Assignee mutually agree to cooperate from and after the date hereof with respect to the supplying of information and/or execution and delivery of any agreements, documents and instruments reasonably requested by the other regarding any of the matters described in this Assignment Agreement.






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      5.    Modification and Waiver.  No supplement, modification, waiver or termination of this Assignment Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Assignment Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      6. Governing Law. This Assignment shall be construed and enforced in accordance with the laws of the State of Illinois.

      IN WITNESS WHEREOF, this Assignment is executed as of the day and year first above written.

                       ASSIGNOR:
                       ---------

                       SAMSTOCK, L.L.C., a Delaware limited liability company

                       By: SZ Investments, L.L.C., a Delaware limited liability company, its managing member

                            By:   Zell General Partnership, Inc., an
                                  Illinois corporation, its managing member


                                   By:_________________________________________
                                   Name:_______________________________________
                                   Title:______________________________________


                       ASSIGNEE:
                       ---------

                       EGI-DAVEL INVESTORS, L.L.C., a Delaware Limited Liability Company

                       By:  Samstock,
                            L.L.C., a Delaware limited liability company, its managing member

                            By: SZ Investments, L.L.C., a Delaware limited liability company, its managing member

                                  By:   Zell General Partnership, Inc.,
                                        an Illinois corporation, its managing
                                        member


                                        By:____________________________________
                                        Name:__________________________________
                                        Title:_________________________________




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